EXHIBIT 10.48
Cash Retention Bonus Agreement
This Cash Retention Bonus Agreement (the “Agreement”) is entered into as of March 3, 2025 (the “Grant Date”) by and between Jonathan M. Lyons (“Employee”) and Sotera Health Company (the “Company”).
1.Retention Bonus. In consideration for the Employee’s continued active employment with the Company, the Employee shall receive a cash bonus from the Company equal to $500,000 (the “Retention Bonus”), subject to applicable tax withholdings.
2.Vesting. The Retention Bonus shall vest in four (4) installments as follows: (i) 10% of the Retention Bonus will vest on the date that is the six-month anniversary of the Grant Date; (ii) 20% of the Retention Bonus will vest on the date that is the 12-month anniversary of the Grant Date; (iii) 30% of the Retention Bonus will vest on the date that is the 18-month anniversary of the Grant Date; and (iv) the remainder of the Retention Bonus will vest on the date that is the 24-month anniversary of the Grant Date, subject in each case to the recipient’s continued employment in good standing with the Company or any of its subsidiaries through each applicable vesting date (each, a “Vesting Date”). Each installment shall be paid in a lump sum cash payment as soon as practicable following the applicable Vesting Date, but in no event later than March 15 of the calendar year following the calendar year in which such Vesting Date occurs.
3.Termination of Employment. If Employee’s employment with the Company and its subsidiaries terminates for any reason prior to any applicable Vesting Date (or any other condition set forth in paragraph 2 above is not satisfied as of such Vesting Date), Employee’s right to payment of any remaining unvested portion of the Retention Bonus will be forfeited in its entirety.
4.No Right to Continued Employment. The Employee agrees and acknowledges that this Agreement does not constitute a contract of employment or change the at-will nature of the Employee’s employment and that the Company is not making any guarantee or promise of future employment.
5.Effect on Other Benefits. You acknowledge that payment of the Retention Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, matching contributions or similar payments.
6.Successors. This Agreement shall be binding upon the heirs, successors and assigns of the parties, including the Employee. Without the Company’s prior written consent, the Employee may not assign or delegate any or all rights, duties or obligations under this Agreement.
7.Funding Status. The Company’s obligations under this Agreement shall be unfunded and unsecured.
8.Section 409A. No amounts payable under this Agreement are intended to constitute “nonqualified deferred compensation” under Section 409A of the Code “Section 409A”), and this Agreement shall be interpreted, construed and administered in a manner that reflects this intention.
9.Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Delaware, to the extent not preempted by federal law, without regard to its conflict of law rules.
10.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No amendment hereto shall be effective unless it is in writing and executed by each of the parties hereto.
11.Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
Sotera Health Company

By:	/s/ Michael B. Petras, Jr.
Name:	Michael B. Petras, Jr.
Title:	Chief Executive Officer

Employee

By:	/s/ Jonathan M. Lyons
Name:	Jonathan M. Lyons